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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)                January 30, 1997



                               Bikers Dream, Inc.
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             (Exact Name of Registrant as Specified in its Charter)




      California                      0-15501                    33-0140149
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(State or Other Jurisdiction)       (Commission                (IRS Employer
       Of Incorporation)             File Number)            Identification No.)





1420 Village Way, Santa Ana, California                                 92705
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(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code:  (714) 835-8464

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         (Former Name or Former Address, if Changed Since Last Reported)
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Item 2. Acquisition of Assets.

        Pursuant to an Asset Purchase Agreement (the "Agreement") dated as of January 30, 1997, between the Registrant, the Registrant's wholly owned subsidiary, Ultra Acquisition Corporation, a Nevada corporation ("UAC") and Mull Acres Investments, Inc. ("Mull Acres"), the Registrant, through UAC, purchased from Mull Acres certain assets, including equipment and inventory, of Mull Acres' Ultra Kustom Cycles and Ultra Kustom Parts divisions that had been used in connection with the manufacture, distribution and sale of motorcycles and motorcycle parts and accessories. The Registrant intends to continue such lines of business. The aggregate purchase price was $3.8 million. The purchase price was paid by the delivery of $1,100,000 in cash and a senior secured subordinated promissory note in the principal amount of $2,700,000 which is due and payable on March 31, 1998. The maturity date of the note may be extended at the option of Mull Acres to March 28, 1999. The Registrant and Mull Acres previously were the sole members of Ultra Bikers L.L.C., a California limited liability company ("Ultra Bikers"). Pursuant to the Agreement Mull Acres conveyed its interest in Ultra Bikers to the Registrant, and Ultra Bikers will now be dissolved. The source of the cash portion of the purchase price was a private placement by the Registrant of promissory notes plus warrants to purchase common stock.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

       (a) and (b)  The required financial statements for Mull Acres' Ultra
                    Kustom Cycles and Ultra Kustom Parts divisions and pro forma information is unavailable as of the date hereof and will be filed by the Registrant pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder within 60 days after the date on which this report must be filed.

       (c)     Exhibits

               2.1 Asset Purchase Agreement dated January 30, 1997, by and between the Registrant and Mull Acres Investments, Inc. (the "Agreement"). Exhibits and schedules to the Agreement are not filed herewith and will be filed upon the request of the Commission.